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                                      November 29, 1996

                                                                    Exhibit 5.1


PHYSICIAN PARTNERS, INC.
111 SW Columbia Street
Suite 725
Portland, Oregon 97201

Gentlemen:

    We have acted as counsel to Physician Partners, Inc. (the "Company"), and, at the Company's request, have examined the Registration Statement on Form S-4 and Amendment No. 1 to Form S-4 (as so amended, the "Registration Statement") as filed with the Securities and Exchange Commission on November 6, 1996 and November 29, 1996, respectively, in connection with the registration under the Securities Act of 1933, as amended, of 7,463,250 shares of Class A Common Stock, par value $.01 per share (the "Shares"), issuable by the Company in connection with the merger described in the Joint Proxy Statement/Prospectus (the "Prospectus") constituting a part of the Registration Statement.

    As such counsel, we have examined such documents and records of the Company as we deemed necessary as a basis for the opinion set forth herein, and we are familiar with actions anticipated to be taken by the Company in connection with the authorization and issuance of the Shares.

    Based on such examination and subject to compliance with applicable state securities laws, we are of the opinion that the Shares, when issued by the Company in the manner described in the Prospectus, will be legally issued, fully paid and nonassessable.

    We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to the undersigned appearing under the caption "Legal Matters" in the Prospectus.

                                       Sincerely,

                                       /s/ McDermott, Will & Emery
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                                       McDermott, Will & Emery